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                               INTELLIGROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                  ASHOK PANDEY
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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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                                  ASHOK PANDEY
                                 944 Stuart Road
                               Princeton, NJ 08540



July 12, 2002


Dear Fellow Intelligroup Shareholder:

I would like to emphasize that, unlike current management and the Board, I am the largest individual shareholder of Intelligroup, therefore, any reckless dilution of equity will hurt me disproportionately. If our slate is elected, we will carefully study the growth capital requirement of our business, and accordingly find the best financing instrument to address it. Keeping in mind the depressed state of our equity at this time, I don't believe that it would behoove the Company to engage in equity financings at current levels, unless there is an extraordinary strategic opportunity or a question of our business survival. I would also like to emphasize that we do not and will not consider it appropriate for the Company to engage in any preferred transaction with an intent to benefit a particular shareholder or shareholder group. We are committed to building shareholder value for shareholders, and not for a selected few. Strong corporate governance is at the core of our message of "Change", and my nominee directors and I intend to pursue it vigorously.

Sincerely,


/s/ Ashok Pandey


Ashok Pandey